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                                  NEWS RELEASE

                                  June 14, 2000



           FIBERCORE COMPLETES $30 MILLION PRIVATE PLACEMENT

CHARLTON, MA-- (BUSINESS WIRE)--FiberCore, Inc. (OTC-BB: FBCE).
FiberCore, a leading manufacturer of optical fiber and preform for the telecommunication and data communications markets, today announced that it has closed on a private placement with an institutional investor that provides for a $30 million financing commitment. Under the terms of the agreement, FiberCore received proceeds of $9.5 million with the remainder available under certain terms and conditions.

The proceeds will be used to fund the recently announced acquisition of Xtal Fibras Opticas, SA, a Brazilian manufacturer of optical fiber and preform with the largest market share in Brazil, which is scheduled to close by June 30, 2000, and for further capacity expansion and other corporate purposes.

The financing was arranged by Gruntal & Co., New York, FiberCore's investment banker.

For more information about the Company, its products, or shareholder information please visit our Website at: www.FiberCoreUSA.com or contact us at: Phone -
(508) 248-3900 or by FAX - (508) 248-5588 or E-Mail FiberCore@aol.com

Except for the historical matters discussed above, the statements in this press release are forward looking and are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain general economic and business conditions; loss of market share through competition; introduction of competing products by other companies; changes in industry capacity; pressure on prices from competition or from purchasers of the Company's products; availability of qualified personnel; ability to obtain required financing; dependence on a single manufacturing facility or limited suppliers; the loss of any significant customers; and other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission.

(News060b.doc)




FIBERCORE, INC.                             FIBER OPTICS FOR THE NEXT GENERATION

  253 Worcester Rd o P.O. Box 180 o Charlton, MA 01507 o Tel: (508) 248- 3900
                              o Fax: (508) 248-5588